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                                                                     EXHIBIT 4.2
                               AMENDMENT NO. 1 TO
                                     TEKELEC
                   AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR
                              EQUITY INCENTIVE PLAN

         Section 3 of the Company's Amended and Restated Non-Employee Director Equity Incentive Plan is hereby amended to read in its entirety as follows:

             "3. STOCK SUBJECT TO THE AMENDED AND RESTATED PLAN. Subject to adjustment upon the events specified and in the manner provided in
         Section 14 of the Amended and Restated Plan, the maximum aggregate number of Shares which may be awarded and issued or optioned and sold under the Amended and Restated Plan is 425,000 Shares. The Shares may be authorized and unissued or reacquired Shares. If Shares subject to a Stock Award are not issued or if an Option or a Triennial Option expires or becomes unexercisable for any reason without having been exercised in full, the unissued or unpurchased Shares which were the subject thereof shall, unless the Amended and Restated Plan shall have been terminated, again become available for issuance pursuant to Stock Awards or Triennial Options under the Amended and Restated Plan."



Dated:  February 21, 1996